EXHIBIT A

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT OF MERGER (the "Agreement"), dated as of September 7, 2001, is entered into by and between Original Beverage Corporation, a Florida corporation ("OBC Florida") and Reed's, Inc., a Delaware corporation ("Newco Delaware").

WITNESSETH:

WHEREAS, OBC Florida is a corporation duly organized and existing under the laws of the State of Florida;

WHEREAS, the respective Boards of Directors of OBC Florida and Newco Delaware have determined that it is advisable and in the best interests of each of such corporations that OBC Florida merge with and into Newco Delaware (the "Merger") upon the terms and subject to the conditions set forth in this Agreement for the purpose of effecting the change of the state of incorporation of OBC Florida from Florida to Delaware;

WHEREAS, the respective Boards of Directors of OBC Florida and Newco Delaware have, by resolutions duty adopted, approved this Agreement, subject to the approval of the shareholders of each of Newco Delaware and OBC Florida; and

WHEREAS, this Agreement is intended as a tax free plan of reorganization within the meaning of Section 368 of the Internal Revenue Code;

NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, OBC Florida and Newco Delaware hereby agree as follows:

1. Merger. OBC Florida shall be merged with and into Newco Delaware and Newco Delaware shall be the surviving corporation (hereinafter sometimes referred to as the "Surviving Corporation"). The Merger shall become effective upon the date and time when this Agreement is made effective in accordance with applicable law (the "Effective Time").

2. Governing Documents; Executive Officers and Directors. The Certificate of Incorporation of Newco Delaware, from and after the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation without change or amendment until thereafter amended in accordance with the provisions thereof and applicable laws. The Bylaws of Newco Delaware from and after the Effective Time, shall be the Bylaws of the Surviving Corporation without change or amendment until thereafter amended in accordance with the provisions thereof, or the Certificate of Incorporation of the Surviving Corporation and applicable laws. The members of the Board of Directors and committees of the Board of Directors and the officers of OBC Florida immediately prior to the Effective Time shall be the members of the Board of Directors and committees of the Board of Directors and the officers of the Surviving Corporation from and after the Effective Time, until their respective successors have been duty elected and qualify, unless they earlier die, resign or are removed.

3. Succession. At the Effective Time, the separate corporate existence of OBC Florida shall cease, and the Surviving Corporation shall possess all the rights, privileges, powers and franchises of a public and private nature of OBC Florida; and all property, real, personal and mixed, and all debts due to OBC Florida on whatever account, as well as for share subscriptions as all other things in action belonging to OBC Florida, shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every interest shall be thereafter as effectually be the property of the Surviving Corporation as they were of OBC Florida, and the title to any real estate vested by deed or otherwise in OBC Florida shall not revert or be in any way impaired by reason of the Merger; but all rights of creditors and all liens upon any property of OBC Florida shall be preserved unimpaired, and all debts, liabilities and duties of OBC Florida shall thenceforth attach to the Surviving Corporation and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it. All corporate acts, plans, policies, agreements, arrangements, approvals and authorizations of OBC Florida, its shareholders, Board of Directors and committees thereof, officers and agents which were valid and effective immediately prior to the Effective Time, shall be taken for all purposes as the acts, plans, policies, agreements, approvals and authorizations of the Surviving Corporation and shall be as effective and binding thereon as the same were with respect to OBC Florida. The employees and agents of OBC Florida shall become the employees and agents of the Surviving Corporation and continue to be entitled to the same rights and benefits which they enjoyed as employees and agents of OBC Florida. The requirements of any plans or agreements of OBC Florida involving the issuance or purchase by OBC Florida of certain shares of its capital stock shall be satisfied by the issuance or purchase of a like number of shares of the Surviving Corporation.

4. Further Assurances. From time to time, as and when required by the Surviving Corporation or by its successors or assigns, there shall be executed and delivered on behalf of OBC Florida such deeds and other instruments, and there shall be taken or caused to be taken by it all such further and other action, as shall be appropriate, advisable or necessary in order to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation the title to and possession of all property, interests, assets, rights, privileges, immunities, powers, franchises and authority of OBC Florida, and otherwise to carry out the purposes of this Agreement, and the officers and directors of the Surviving Corporation are fully authorized in the name and on behalf of OBC Florida or otherwise, to take any and all such action and to execute and deliver any and all such deeds and other instruments.

5. Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

(a) each share of the common stock, par value $.0001 per share (the "OBC Florida Common Stock") of OBC Florida outstanding immediately prior to the Effective Time shall be changed and converted into and shall be one fully paid and nonassessable share of common stock, par value $.0001 per share (the "Surviving Corporation Common Stock") of the Surviving Corporation and no fractional shares shall be issued and fractions of half or more shall be rounded to a whole share and fractions of less than half shall be disregarded, such that the issued and outstanding capital stock of the Surviving Corporation resulting from the conversion of the OBC Florida Common Stock upon the Effective Time shall be equal to the number of shares of OBC Florida Common Stock at that time; and

(b) as of the Effective Time, the Surviving Corporation hereby assumes all obligations under any and all employee benefit plans of OBC Florida in effect as of the Effective Time or with respect to which employee rights or accrued benefits are outstanding as of the Effective Time and shall continue the stock option plans, warrants or other rights to purchase, or securities convertible into OBC Florida Common Stock. Each outstanding and unexercised option, warrant or other right to purchase, or security convertible into OBC Florida Common Stock shall become an option, warrant or right to purchase, or a security convertible into the Surviving Corporation Common Stock on the basis of one share of the Surviving Corporation Common Stock for each share of OBC Florida Common Stock issuable pursuant to any such option, warrant or stock purchase right or convertible security, on the same terms and conditions and at an exercise or conversion price per share equal to the exercise or conversion price per share applicable to any such OBC Florida option, warrant, stock purchase right or other convertible security at the Effective Time.

A number of shares of the Surviving Corporation Common Stock shall be reserved for issuance upon the exercise of options, warrants, stock purchase rights and convertible securities equal to the number of shares of OBC Florida Common Stock so reserved immediately prior to the Effective Time.

(c) the shares of Surviving Corporation Common Stock presently issued and outstanding in the name of OBC Florida shall be canceled and retired and resume the status of authorized and unissued shares of Surviving Corporation Common Stock, and no shares of Surviving Corporation Common Stock or other securities of OBC Florida shall be issued in respect thereof.

6. Stock Certificates. As of and after the Effective Time, all of the outstanding certificates which, immediately prior to the Effective Time, represented shares of OBC Florida Common Stock shall be deemed for all purposes to evidence ownership of, and to represent, shares of Surviving Corporation Common Stock into which the shares of OBC Florida Common Stock formerly represented by such certificates, have been converted as herein provided. The registered owner on the books and records of the Surviving Corporation or its transfer agents of any such outstanding stock certificate shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to the Surviving Corporation or its transfer agents, have and be entitled to exercise any voting and other rights with respect to, and to receive any dividends and other distributions upon, the shares of Surviving Corporation Common Stock evidenced by such outstanding certificate as above provided.

7. Shareholder Approval. This Agreement has been approved by OBC Florida under Section 607.1103 of the Florida Business Corporation Act by the shareholders representing in excess of 50% of the issued and outstanding voting securities of OBC Florida. This Agreement has been approved by Newco Delaware under Section 253 of the General Corporation Law of the State of Delaware. The signature of OBC Florida on this Agreement shall constitute its written consent as sole shareholder of Newco Delaware, to this Agreement and the Merger.

8. Amendment. To the full extent permitted by applicable law, this Agreement may be amended, modified or supplemented by written agreement of the parties hereto, either before or

after approval of the shareholders of the constituent corporations and at any time prior to the Effective Time with respect to any of the terms contained herein.

9. Termination. At any time prior to the Effective Time, this Agreement may be terminated and the Merger may be abandoned by the Boards of Directors of OBC Florida or Newco Delaware, notwithstanding approval of this Agreement by the shareholders of Newco Delaware or by the shareholders of OBC Florida, or both, if, in the opinion of either of the Boards of Directors of OBC Florida or Newco Delaware, circumstances arise which in the opinion of such Boards of Directors, make the Merger for any reason inadvisable.

10. Counterparts. In order to facilitate the filing and recording of this Agreement, the same may be executed in two or more counterparts, each of which shall be deemed to be an original and the same agreement.

11. Florida Appointment. Newco Delaware hereby agrees that it may be served with process in the State of Florida in any action or special proceeding for enforcement of any liability or obligation of OBC Florida or Newco Delaware arising from the Merger. Newco Delaware appoints the Secretary of State of the State of Florida as its agent to accept service of process in any such suit or other proceeding and a copy of such process shall be mailed by the Secretary of State of Florida to Newco Delaware at 13000 South Spring Street, Los Angeles, California 90061.

12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

IN WITNESS WHEREOF, OBC Florida and Newco Delaware have caused this Agreement to be executed and delivered by their respective duly authorized officers as of the date first above written.

ORIGINAL BEVERAGE CORPORATION
a Florida corporation

By:______________________________
Christopher J. Reed, President

REED'S, INC.
a Delaware corporation

By:______________________________
Christopher J. Reed, President